EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Broadwing Corporation Reports Financial Results for the
Third Quarter 2006
Total Revenue Increases 6% Year-Over-Year
Data/Broadband Revenue Increases 12% Year-Over-Year
Operating Loss Narrows 35%, Net Loss Narrows 45% Year-Over-Year
AUSTIN, TX (November 2, 2006) — Broadwing Corporation (NASDAQ: BWNG), a leading provider of optical network communications services and solutions, today announced its third quarter 2006 financial and operational results.
For the third quarter 2006, Broadwing reported total revenue of $231.9 million, compared to $224.3 million reported for the second quarter 2006 and $218.7 million for the third quarter 2005. Net loss for the quarter was $16.8 million, or a loss of $0.19 per share. This compares to a net loss for the second quarter 2006 of $11.7 million, or $0.13 per share; and a net loss for the third quarter 2005 of $30.5 million, or $0.41 per share.
Third Quarter Selected Highlights:
•	Total revenue increased by $13.2 million or 6% year-over-year, led by robust sales of data/broadband services.

•	Combined data/broadband revenues increased by $13.8 million or 12% year-over-year due primarily to strong sales of converged and high speed optical services to both large enterprises and communications service providers.

•	Net loss for the third quarter narrowed 45% year-over-year to $16.8 million.
Net loss improvement year-over-year was primarily attributable to increased interest income and decreased depreciation, amortization, and interest expenses, offset primarily by charges recorded in the third quarter related to restructuring and compensation, including impairment losses for network spares inventory, severance, and non-cash equity-based expense.
“We were very pleased with our top line performance this quarter,” said Stephen E. Courter, Broadwing’s chief executive officer. “Year-over-year revenue growth was driven by a strong 14% increase in broadband services revenue and by growing demand for our converged services from large enterprise customers such as systems integrators, financial services firms, and health care companies. Continuing the trend from last quarter, converged services contributed the majority of the 8% increase we recorded in data/Internet revenue.”
- more -

Broadwing Corporation Reports Financial Results for the Third Quarter 2006

Broadwing Agrees to be Acquired by Level 3 Communications
Broadwing announced October 17, 2006, that it had signed a definitive agreement to be acquired by Level 3 Communications, Inc. (NASDAQ: LVLT). Under the terms of the agreement, Level 3 will pay $8.18 in cash plus 1.3411 shares of Level 3 common stock for each share of Broadwing common stock outstanding at closing. Based on Level 3’s closing stock price of $5.32 on October 16, 2006, each share of Broadwing stock would receive consideration equivalent to $15.31 per share. Total consideration is estimated to be $1.4 billion based on the closing stock price of Level 3 on October 16, 2006. The actual value of the consideration received by Broadwing stockholders at closing will depend on Level 3’s stock price at such time.
“This quarter’s results illustrate the growth potential of the Broadwing business,” said Courter. “Given the opportunities and risks ahead of us in this industry, the Board of Directors and I believe that combining the operations of Broadwing with those of Level 3 Communications is the best choice to help us continue to grow our business and create additional long-term value for our investors and customers.
“The combined company expects to be able to leverage the improved buying power that typically comes with increased scale to reduce its access, equipment and third-party network costs,” said Courter. “In addition, we believe the extensive network footprint and comprehensive product portfolio of the combined company will bolster market position both in the U.S. and internationally, where Level 3 has a significant facilities-based presence. Finally, the combined company will have increased ability to invest and innovate to meet customers’ evolving needs.”
The transaction has been approved by the Board of Directors of each company. Closing is subject to customary conditions, including receipt of applicable state and federal regulatory approvals, and the approval of Broadwing shareholders. Assuming that all approvals are received, the Company expects closing to occur in the first quarter of 2007.
Quarterly Results Detail
Broadwing Communications services revenue can be divided into two main product categories: “data/broadband” and “voice.” Data/broadband consists of high-speed data transport services utilizing Internet protocol (IP) and ATM/frame relay platforms; Converged Services; long-haul transmission of data, voice and Internet traffic over dedicated circuits (Private Line); and Media transport services. Voice includes revenue from sales of long distance/local voice services, including Voice over Internet Protocol (VoIP) services.
Revenue from data/broadband services was $131.3 million, or 57% of total revenue in the third quarter. Data/broadband revenue increased 4% from the prior quarter and 12% from the third quarter 2005. Both the sequential and year-over-year increases were primarily due to increased sales of Converged Services and to sales growth across virtually all of the Company’s broadband products, particularly higher speed optical and Ethernet circuits.
Voice revenue from sales of long-distance and local voice services was $100.6 million, a 2% increase from the prior quarter and flat as compared to the third quarter 2005. Voice revenue
- more -

Broadwing Corporation Reports Financial Results for the Third Quarter 2006

increased sequentially largely due to increased long distance minutes of use. Year-over-year revenue growth in voice services was impacted primarily by industry-wide rate reductions. Voice revenue was 43% of total revenue.
Net loss in the third quarter of 2006 increased from the second quarter primarily due to charges recorded for restructuring and compensation, including impairment losses for network spares inventory, severance, and non-cash equity-based expense.
Financial Position
Capital expenditures of $22.8 million for the three months ended September 30, 2006, includes $3.5 million of a Ciena deposit that was used for equipment purchases. Other capital expenditures in the third quarter were associated with capacity expansion and network maintenance.
As of September 30, 2006, cash, cash equivalents and short-term investments totaled $341.3 million.
Recent Announcements
Broadwing announced that it will implement a nationwide fiber based backbone network for Progression Networks, d/b/a GameRail, a facilities-based network operator dedicated to delivering superior performance to the online gaming community. GameRail is purchasing several 100Mb Ethernet Private Line circuits over 36 months from Broadwing to connect multiple U.S. cities into the first private network that directly connects gamers to game servers. Online gamers will be able to bypass the congested public Internet and play over a superior performing network featuring lower latency, less jitter, and less packet loss.
Broadwing also announced that it will offer true pay-for-use metered billing to its converged services customers beginning in November. Currently customers with disaster recovery, intermittent or seasonal data needs must either pay based on a formula that approximates sustained usage levels or manually adjust their port bandwidth allocations. Broadwing’s new flexible billing option allows customers to pay based on the actual amount of data delivered across the network, and is ideal for professional service organizations with periodic reporting requirements, transactional-based service companies, and companies with business continuity requirements.
Webcast Information
Broadwing will host a conference call to review its third quarter 2006 financial results and other operational developments, today, November 2 at 10:30 AM ET. The live broadcast of the conference will be available via Broadwing’s website, www.broadwing.com. An archived audio of the conference call will be available for future reference through the Broadwing website at www.broadwing.com.
- more -

Broadwing Corporation Reports Financial Results for the Third Quarter 2006

About Broadwing Corporation
Broadwing Corporation (NASDAQ:BWNG), through its consolidated subsidiary Broadwing Communications, LLC (Broadwing) delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its leading-edge optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.
Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.
Investor Note Regarding Forward-Looking Statements
Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.
# # #
Investor and Media Contact:
Dawn Benchelt
Phone: (866) 426-7847
Investorrelations@broadwing.com

BROADWING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	Quarter Ended
	September 30,	September 30,
	2006	2005

Revenue	$231,894	$218,659

Cost of revenue, excluding depreciation expense	144,467	143,470

Research and development (including equity-based expense of $0 for both the period ended September 30, 2006 and 2005)	—	679
Sales, general and administrative (including equity-based expense of $5,615 and $934 for the period ending September 30, 2006 and 2005, respectively)	85,030	78,320
Depreciation	12,327	23,403
Amortization	919	1,404
Restructuring and other charges (including equity-based expense of $1,835 and $0 for the period ending September 30, 2006 and 2005, respectively)	8,117	630

Total operating expenses	250,860	247,906

Operating loss	(18,966)	(29,247)

Other income, net	4,644	1,862
Interest expense, net of capitalized amounts	(2,469)	(3,150)

Net loss	$(16,791)	$(30,535)

Net loss per common share	$(0.19)	$(0.41)

Weighted average shares outstanding	87,918	73,711

BROADWING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	Quarter Ended
	September 30,	June 30,
	2006	2006

Revenue	$231,894	$224,273

Cost of revenue, excluding depreciation expense	144,467	139,148

Sales, general and administrative (including equity-based expense of $5,615 and $2,648 for the period ending September 30, 2006 and June 30, 2006, respectively)	85,030	81,652
Depreciation	12,327	14,499
Amortization	919	1,313
Restructuring and other charges (including equity-based expense of $1,835 and $250 for the period ending September 30, 2006 and June 30, 2006, respectively)	8,117	759

Total operating expenses	250,860	237,371

Operating loss	(18,966)	(13,098)

Other income, net	4,644	3,574
Interest expense, net of capitalized amounts	(2,469)	(2,172)

Net loss	$(16,791)	$(11,696)

Net loss per common share	(0.19)	$(0.13)

Weighted average shares outstanding	87,918	87,261

BROADWING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
Unaudited

	September 30,	June 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$259,172	$335,224
Short-term investments	82,084	16,377
Trade accounts receivable, net of allowances of $41,207 and $39,638 at September 30, 2006 and June 30, 2006, respectively	80,442	75,945
Prepaids and other current assets	23,055	23,251

Total current assets	444,753	450,797

Restricted cash, non-current	13,647	13,603
Long-term investments	3,581	—
Property and equipment, net	274,447	265,946
Goodwill	58,354	58,354
Intangible assets, net	21,184	22,103
Other non-current assets, net	20,835	24,881

Total assets	$836,801	$835,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Capital lease obligations, current portion	$1,491	$1,357
Notes payable, net of discounts, current portion	327	321
Accounts payable	56,077	59,087
Accrued expenses and other liabilities	59,688	51,230
Accrued communication service costs	22,089	19,372
Deferred revenue, current portion	8,610	5,986
Accrued restructuring and other charges	4,899	2,690

Total current liabilities	153,181	140,043

Capital lease obligations, net of current portion	19,446	19,454
Notes payable, net of discounts and current portion	180,484	180,565
Deferred revenue, net of current portion	13,490	17,877
Other long-term liabilities	11,514	12,037

Total liabilities	378,115	369,976

Commitments and contingencies
Stockholders’ equity:
Common stock—$0.01 par value; 1,900,000,000 shares authorized; 89,401,751 shares issued and 88,173,571 shares outstanding as of September 30, 2006; 88,598,636 shares issued and 87,370,436 shares outstanding as of June 30, 2006	893	877
Treasury stock (1,228,180 shares at September 30, 2006 and June 30, 2006, at cost)	(9,512)	(9,512)
Additional paid-in capital	3,322,530	3,312,781
Accumulated other comprehensive loss:
Unrealized investment losses	(13)	(17)
Accumulated deficit	(2,855,212)	(2,838,421)

Total stockholders’ equity	458,686	465,708

Total liabilities and stockholders’ equity	$836,801	$835,684

OTHER FINANCIAL INFORMATION
(In thousands)
Unaudited

	Three Months Ended
	September	September
	2006	2005

Capital expenditures*	$22,827	$13,542

*	Capital expenditures of $22.8 million for the three months ended September 30, 2006 included $3.5 million of Ciena deposit that was used for purchases of equipment in the third quarter.